Exhibit (h)(11)

Amended and Restated License Agreement

This Amended and Restated License Agreement (“Agreement”), is made as of January 20, 2021 (“Effective Date”) by and among Upholdings Group LLC, a Delaware limited liability company having a principal place of business at 3819 Harding Pl, Nashville, TN 37215 (“Licensor”), Empowered Funds, LLC (“Empowered”) and Alpha Architect ETF Trust (the “Trust”), each having a principal place of business at 213 Foxcroft Road, Broomall, Pennsylvania 19008. Empowered and the Trust are together referred to in this Agreement as the “Licensee.” Licensor, Empowered and the Trust are each referred to herein as a “Party” and collectively as the “Parties.” As used herein, an “Affiliate” of a Party means any current or future person or entity that controls, is controlled by or is under common control with such party, for so long as such person or entity qualifies as an Affiliate of such Party.

A.      The Parties entered into an investment sub-advisory agreement (the “Sub-Advisory Agreement”) pursuant to which Licensor provides investment sub-advisory services to a series of the Trust called the UPHOLDINGS Compound Kings ETF (the “Fund”).

B.      The Parties entered into a License Agreement dated as of December 29, 2020 regarding the subject matter of this Agreement (the “Superseded Agreement”), which the Parties hereby agree is terminated effective as of the Effective Date.

C.      Licensor owns or controls rights to the Fund’s name and trademark rights related thereto.

D.      Licensee wishes to license the right to use those Licensor marks identified in an Order Schedule 1 attached to and incorporated into this Agreement (each, a “Licensed Mark” and collectively, the “Licensed Marks”) in connection with the development, issuance, management, marketing and promotion of the Fund as further agreed in the Strategic Partnership Agreement dated December 29, 2020 by and between Licensor and Empowered (the “Partnership Agreement”) and as further contemplated by the Sub-Advisory Agreement; and

E.      Licensor has the right to and is willing to license to Licensee the right use the Licensed Marks in connection with the Fund, on the following terms and conditions.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	Proprietary Rights; License Grant.

(a)      Ownership. The parties agree that as between Licensor and Licensee, Licensor is the sole owner of the Licensed Marks; Licensor’s investment strategies; and marketing or research materials generated solely by Licensor. The investment track record of the Fund; and any websites and/or mobile properties developed by Licensor expressly for the Fund during the term of this Agreement shall be jointly owned during the term of this Agreement, but thereafter shall be the exclusive property of the Licensor, subject to Section 6(b). During any such period of joint ownership, no Party shall impose any liens on the jointly-owned assets, transfer any rights with respect to the jointly-owned assets, license or sub-license any rights with respect to the jointly-owned assets or otherwise act against the interest of the other Party with respect to the jointly-owned assets without the advanced written consent of the other party. Licensee shall not knowingly do anything inconsistent with Licensor’s ownership of and goodwill in the Licensed Marks, including but not limited to attacking the title of Licensor to the Licensed Marks.

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(b)     License. Subject to the terms and conditions of this Agreement, Licensor grants Licensee a royalty-free, nontransferable, and non-sublicenseable (without prior written consent of Licensor), US-only license solely to: (i) use the Licensed Marks in connection with the Fund, including but not limited to in Licensee’s marketing materials, on any website(s) or mobile properties relating to the Fund which are maintained by or for the benefit of the Trust, Empowered, or the Fund’s distributor, and in connection with any disclosures about the Fund that are necessary or appropriate under any applicable laws, rules, or regulations (“Laws”); (ii) employ the investment strategies, any marketing or research materials, and any websites and mobile properties provided by Licensor for the Fund. For the sake of clarity, the Licensed Marks include both registered and unregistered Marks, and shall include all rights under common law. The foregoing License includes all rights under any applicable law reasonably required for Licensee to make full use of its rights under this Agreement, including but not limited to the right to copy, display, publicly perform, and make derivative works of any marketing or research materials under US copyright law. Licensor retains all rights to its intellectual property except those expressly granted to Licensee under this Section 1(a) and Section 1(b).

(c)     Trademark Usage. Licensee shall use the Licensed Marks only in the form and manner permitted by this Agreement, or with express written permission by Licensor, and subject to: (i) Licensor’s reasonable quality control guidelines provided by Licensor in writing prior to filing of any disclosures about the Fund that are necessary or appropriate under any applicable laws, rules, or regulations; and (ii) all applicable laws, regulations and applicable industry standards. All use of the Licensed Marks by Licensee and all goodwill associated with the Licensed Marks shall inure to the benefit of and be on behalf of Licensor. Upon Licensor’s reasonable written request at least 30 days before filing a required or useful disclosure, Licensee will supply to Licensor representative samples of any products/materials (including promotional, marketing, and regulatory materials) bearing any of the Licensed Marks to be used by or on behalf of Licensee. If Licensor reasonably determines that Licensee’s use of the Licensed Marks in the representative samples do not meet the required level of quality in accordance with the terms of this Agreement, then Licensor may request in writing that Licensee take steps to remedy any such deficiencies. Such writing shall be provided to Licensee not less than ten (10) days prior to filing of any required or useful disclosure about the Fund, and shall state with reasonable particularity the nature of any deficiencies. Licensee shall promptly comply with such requests to remedy such deficiencies to Licensor’s satisfaction, which shall be promptly provided and not unreasonably conditioned, withheld, or delayed. Licensor’s failure to timely request samples, or provide the notice required in this section regarding any deficiencies in the samples shall constitute Licensor’s approval of Licensee’s use of the Licensed Marks as in the representative samples, and/or shall excuse any alleged failure to use the Licensed Marks in accordance with this Agreement. The parties also agree that approval of any samples, once provided, cannot be revoked.

(d)     Maintenance. Except as otherwise agreed in writing, Licensor shall file all applications, required documents, and any supporting evidence required to maintain the federal registrations that are presently in force with respect to the Licensed Marks and to use commercially reasonable efforts to have the remaining Licensed Marks federally registered with all due haste, and keep Licensee timely apprised of such efforts. Upon Licensor’s request, Licensee shall reasonably assist Licensor if necessary, in recording this Agreement with appropriate government authorities; provided that Licensor shall reimburse Licensee for any reasonable costs or expenses, including legal costs, that it may incur with respect thereto. Licensor shall provide proof of such licenses, registrations, permits, certifications, rights, consents, and approvals promptly upon Licensee’s reasonable request. Licensor’s failure to obtain or maintain federally registration of any Licensed Mark hereunder, and/or failure to keep Licensee apprised of the status of such registrations shall not excuse Licensor’s breach of any of the representations or warranties of this Agreement.

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(e)      Infringements. If Licensee becomes aware of any unauthorized use of the Licensed Marks by any third party, it will promptly notify Licensor in writing. Licensor will have the sole right and discretion to bring infringement or unfair competition proceedings involving the Licensed Marks. For the sake of clarity, Licensee has no affirmative duty hereunder to police the Licensed Marks, or to actively search for infringing uses. If Licensor becomes aware of any claims of infringement or threats thereof by any third party that could impact this Agreement or Licensee’s ability to use the Licensed Marks in connection with the Fund, Licensor will promptly notify Licensee in writing, and use commercially reasonable efforts to procure sufficient rights for Licensee to continue its use of the Licensed Marks without any business disruption.

2.	Disclosure Requirements.

(a)      Regulatory Materials. Licensee is responsible for meeting any legal requirements concerning the accuracy and completeness of the Fund’s registration statement, prospectus or organizational or offering documents. The Parties agree that the Fund’s regulatory, organizational, and offering documents shall under no circumstances imply that the Fund is issued by Licensor. Unless otherwise agreed with Licensor, there shall be incorporated in the Fund’s registration statement the following text or substantially similar text:

UPHOLDINGS® and Compound Kings™ are trademarks of Upholdings Group LLC.

(b)      Marketing and Promotional Materials. In any public reports, including analytical reports, factsheets, or marketing or promotional materials that specifically mention the Fund that are created or published by the Licensee (other than regulatory materials described above), the Licensee shall include the following text or substantially similar text unless otherwise agreed with Licensor in relation to a particular document:

UPHOLDINGS® and Compound Kings™ are trademarks of Upholdings Group LLC.

(c)      For any registration statement concerning the Fund (or prospectus contained therein), any prospectus supplement with respect to the Fund, any annual or semi-annual shareholder report with respect to the Fund, or any of the marketing or promotional materials contemplated in Section 2(b), where Licensor has not had a reasonable opportunity to review such filings or materials in advance of their filing or use, Licensee shall include the following additional disclaimer in close proximity to the disclaimers required by Sections 2(a) and 2(b) above:

Upholdings Group LLC makes no representation or express or implied warranty about the accuracy of any information contained herein that was not provided, reviewed or approved by Upholdings Group LLC, and Upholdings Group LLC shall not be liable for misstatements or omissions in any information that it has not provided, reviewed and/or approved.

3.	Warranty; DISCLAIMER.

(a)      Each Party represents and warrants that it has the authority to enter into this Agreement according to its terms and the execution and delivery by it of this Agreement and the actions contemplated hereunder do not and will not, conflict with, result in a violation or breach of, or constitute a default under, any agreement or order to which it is a party or by which it is otherwise bound.

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(b)      Licensor’s Warranty. Notwithstanding the Disclaimer of Section 4, Licensor hereby represents, warrants and covenants that:

i.	Licensor, to its knowledge, is the sole owner or exclusive licensee of the Licensed Marks, the investment strategies, and Licensor’s marketing materials;

ii.	Licensee’s permitted use of the Licensed Marks as expressly stated herein does not infringe the intellectual property rights of any third party.

iii.	Licensor shall maintain at all times during the term of this Agreement the Licensed Marks in accordance with Section 1(d) of this Agreement;

iv.	Licensor will comply with all applicable laws, regulations, and applicable industry standards; and

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Licensor, to its knowledge, has the right and authority to grant the license provided to the Licensee in Section 1 to use the Licensed Marks (including the unregistered Marks) and to employ the investment strategies, any marketing or research materials, and any websites and mobile properties as contemplated under this Agreement (including the Sub-Advisory Agreement and Partnership Agreement) throughout the United States and each state therein.

(c)      Licensee warrants that it will at all times comply with applicable laws, regulations, and applicable industry standards.

(d)      EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR MAKES NO PROMISES, REPRESENTATIONS, OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF LICENSOR CONTAINED HEREIN.

4.	Limitation of Liability; Indemnity.

(a)      Disclaimer of Liability. Except as expressly provided herein, Licensor shall have no liability for losses of any type related to the actions or inactions of Licensee or any third party in connection with such party’s issuance, marketing, quoting, trade, performance or advertising of the Funds or any financial instruments issued by Licensee or any other funds, services or advice provided by or through Licensee (collectively, “Licensee Funds”); except that Licensor shall have liability for losses resulting from (i) information or data that Licensor specifically provides to Licensee, or reviews and/or approves for inclusion in a Fund’s registration statement (collectively, “Licensor Registration Statement Information”), or (ii) marketing materials provided by Licensor to Licensee, or prepared by Licensee and approved by Licensor, that Licensor knows or should have known are false or misleading with respect to a material fact in the form provided, reviewed, and/or approved by Licensor, or which omit to state any material fact necessary in order to make the statements therein not false or misleading (collectively, “Material Misstatements”).

(b)      Limitation of Liability.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL LICENSOR OR ANY OF ITS AFFILIATES, LICENSORS OR CONTRACTORS BE LIABLE FOR ANY LOST PROFITS, OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND WHETHER ARISING UNDER BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR ANY OTHER THEORY OF LIABILITY, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  Nothing in this Agreement excludes or limits Licensor’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability.

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(c)      Indemnity.

(i)     Empowered shall defend, indemnify and hold harmless Licensor, its Affiliates and its and their officers, directors, employees, licensors, contractors and agents (collectively, the “Licensor Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the Licensor Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees): (A) arising out of or relating to use of any Licensed Marks by the Licensee that is contrary to this Agreement; (B) arising out of or relating to any improper act or omission of Licensee which constitutes a material breach of this Agreement; (C) the proximate cause of which is the marketing, sale, distribution or dissemination of Fund, unless such claim is based on any IP Claim as defined in Section 4(c)(ii)(A); or (D) arising out of Licensee’s gross negligence, fraud, or intentional misconduct.

(ii)    Licensor shall defend, indemnify and hold harmless Empowered, the Trust, and its and their Affiliates and their officers, directors, trustees, employees, licensors, contractors and agents (collectively, the “Licensee Indemnitees”) from and against any and all third party claims, demands, suits, investigations, and proceedings asserted against any of the Licensee Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (A) Licensee’s use of the Licensed Marks, investments strategies, marketing and research materials, or websites and mobile properties as contemplated under this Agreement (including the Sub-Advisory Agreement and Partnership Agreement), including a claim or demand of any nature by any third party including but not limited to claims: (1) demanding Licensee cease or desist from further use of any Licensed Marks; (2) alleging an infringement of any patent, copyright, trademark or other intellectual property rights under any federal state, or other applicable law; (3) alleging improper or unauthorized use of any Licensed Marks or data in connection with the Fund or any registration statement or other regulatory submission in connection therewith; (4) alleging the misappropriation of a trade secret or other proprietary right; or (5) alleging copyright infringement (each of items 4(c)(ii)(A)(1) through (5), an “IP Claim”); (B) any act or omission of Licensor which constitutes a breach of this Agreement in relation to Licensed Marks investment strategies, marketing and research materials, or websites and mobile properties; (C) breach of any of Licensor’s representations, warranties or covenants hereunder; or (D) Licensor’s gross negligence, fraud, or intentional misconduct.

(iii)   The indemnified party (Licensor or Licensee, as the case may be, “Indemnified Party”), shall (A) promptly notify the indemnifying party of any such claim, action, or demand contemplated in Sections 4(c)(i) and 4(c)(ii) above (although failure to do so will only relieve the indemnifying party of its indemnity obligations hereunder to the extent the indemnifying party was prejudiced thereby); (B) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense of such claim, action, or demand; and (C) the indemnifying party shall have full control over the defense and settlement of such claim, action, or demand subject to Section 4(c)(iv) below. Without waiving the benefits of the immediately preceding sentence, the indemnified party shall have the right, at its own expense, to participate in the defense of any such claim or action.

(iv)  Except to the extent not permitted by applicable regulatory requirements, the indemnifying party shall have control over all negotiations for the settlement or compromise of a claim, action, or demand which such party is required to defend and/or handle under this Section 4; provided that such settlement or compromise is solely monetary in nature. Without limiting the generality of the foregoing, the indemnifying party may not without the other party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (A) includes an unconditional release of the relevant Indemnified Party from all liability arising out of such commenced; and (B) does not include a statement as to, or an admission of fault, culpability, or failure to act by or on behalf of, the relevant Indemnified Party) and does not otherwise adversely affect the relevant Indemnified Party.

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5.	Fees.

There shall be no separate fees payable with respect to the licenses granted under this Agreement.

6.	Term; Termination.

(a)      Term. The term of this Agreement shall commence on the Effective Date and continue with respect to the Fund unless and until the Sub-Advisory Agreement, which is attached hereto as Exhibit 1, is terminated by the Parties; provided that the parties may, at any time, mutually agree, in writing, to unilaterally terminate this Agreement. Notwithstanding the prior sentence, this Agreement shall terminate immediately with respect to the Fund in the event its registration statement is withdrawn or the Fund is made the subject of an action brought by the Securities and Exchange Commission alleging violation of the federal securities laws by the Fund, the Trust or their service providers with regard to the Fund.

(b)      Effect of Termination. Upon expiration or termination of this Agreement or any Order Schedule and pending Trust approval in accordance with this Section 6 (“Termination”), (i) all rights and licenses granted under this Agreement and all Order Schedules (or under this Agreement with respect to such Order Schedule) shall automatically terminate except to the extent reasonably required for Licensee to satisfy any applicable legal or regulatory requirements in connection with the Fund, including, but not limited to, any books and records requirements with respect to the investment track record; (ii) Licensee shall cease use of the investment track record of the Fund for any commercial purpose without the written consent of the Licensor. The Trust and/or Empowered, as applicable, shall be free to retain such of the intellectual property, information, or data, or copies and records thereof as they deem necessary or desirable; provided that neither the Trust nor Empowered shall use any of the foregoing for any commercial purpose without Licensor’s written consent. For purposes of this paragraph, the term “commercial purpose” means use for the purpose of advertising, or otherwise promoting, or for the purpose of receiving any compensation or generating any revenue or income.

(c)      In addition, Licensee shall promptly: (i) transfer to Licensor (or its designee) any and all rights Licensee may have in the Fund’s ticker symbol, if applicable, and will act in good faith to liaise with the listing exchange(s) to facilitate the orderly transfer of the Fund’s ticker symbol; and (ii) deliver to Licensor (or its designee) in a mutually agreed-upon form and format, a copy of the Fund’s investment track record (and supporting documentation). Licensee shall cooperate in good faith with Licensor in connection with all of the foregoing.

7.	Assignment. Except as expressly set forth in this Agreement, neither Party shall assign or delegate this Agreement or any of its rights or obligations under this Agreement without the other Party’s prior written consent, whether by operation of law or otherwise. A merger or sale of all or substantially all of Licensor’s assets to which this Agreement relates shall constitute an assignment that does not require mutual consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, successors and assigns.

8.	Subcontracting. Licensor may not subcontract any of its obligations or the performance of this Agreement to third parties without the prior written consent of the Licensee.

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9.	Confidentiality.

(a)	“Confidential Information” means all information disclosed by one Party to the other Party that is marked “confidential” or “proprietary” or that would appear to a reasonable person to be confidential given the nature of the information and circumstances of disclosure. Notwithstanding the foregoing, the terms and conditions of this Agreement and each Order Schedule, including fees and pricing shall constitute the Confidential Information of each party. The recipient shall use the other Party’s Confidential Information solely for the purposes described in this Agreement and shall not disclose such Confidential Information to any third party, other than such Party’s Affiliates and its and their employees, contractors, and advisors, and to the Trust’s board of trustees and other service providers with a need to know who are bound by a commercially reasonable written or ethical confidentiality obligation at least as protective of the Confidential Information as this Agreement.

(b)	Confidential Information shall not be subject to the confidentiality obligations herein to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(c)	Confidential Information may be disclosed by a party without violating its confidentiality obligations under this Agreement to third parties to the limited extent: (i) release of the information is necessary or appropriate in connection with the provision of services contemplated by this Agreement (including services to the Fund); (ii) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory authority or agency examination request (in writing) during an audit, law, regulatory statute, or binding discovery request in pending litigation (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); (iii) it is requested to be disclosed by a governmental or regulatory authority or agency with jurisdiction over the disclosing party (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); or (iv) it is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party. Confidential Information shared with third parties in accordance with the foregoing sentence shall otherwise remain subject to the confidentiality obligations of this section.

(d)	The Parties’ confidentiality obligations shall apply for the term of this Agreement and five (5) years thereafter.

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10.	Notices. Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be in writing, delivered personally or by certified or registered mail, or overnight delivery by an established national or international delivery service, as applicable, addressed as follows or by email at the email addresses set forth below (provided that email shall not be sufficient for notices of breach, termination or an indemnifiable claim). All notices shall be deemed effective upon personal delivery or when received if sent by certified or registered mail or by overnight delivery or on the business day following receipt by email. Either Party may update its notice address by providing written notice to the other Party in accordance with this Section.

Licensor:

Upholdings Group LLC

3819 Harding Pl

Nashville, TN 37215

Licensee:

Empowered Funds, LLC / Alpha Architect ETF Trust

213 Foxcroft Road

Broomall, PA 19008 USA

Attn.

Wes Gray, PhD

Chief Executive Officer

Telephone: 1.215.882.9983

E-mail: wes@alphaarchitect.com

11.	General Provisions.

(a)      This Agreement is to be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b)      If a dispute, controversy, or claim arises among the Parties or any of their respective Affiliates, the Parties shall first attempt to resolve the matter in good faith among themselves. If such efforts are unsuccessful, the Parties shall next submit the matter to any mutually agreed-to mediation service for mediation in the Commonwealth of Pennsylvania, the costs of which shall be born equally among the Parties. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Parties cannot resolve the dispute, controversy or claim for any reason after mediation, any Party shall commence binding arbitration in the Commonwealth of Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association then applying. Judgment on the award rendered by the arbitrator(s) shall be final and binding and may be entered in any court having jurisdiction thereof.

(c)      Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(d)      Great loss and immediate and irreparable injury may be suffered by a Party if the other Party should breach or violate any of its confidentiality obligations. The Parties agree that such covenants and agreements are reasonably necessary to protect and preserve their interests, and, that in addition to all of other remedies provided at law or in equity, each Party shall be entitled to seek a temporary restraining order and a permanent injunction and other equitable relief to prevent a breach or threatened breach thereof, without posting a bond or other security.

(e)      If any provision(s) of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law. To the extent permissible under applicable law, the invalid, illegal, or unenforceable provision(s) may be revised, reformed, or redrafted to be valid, legal, or enforceable so as to carry out the clear intent of the Parties.

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(f)      No waiver of any breach of or default under any provision of this Agreement or of any rights or obligations of any Party hereunder will be effective unless in writing and signed by the Party waiving compliance or deemed a waiver of any other provision or of any subsequent breach or default of the same provision hereof.

(g)      This Agreement shall be read and construed in conjunction with the relevant Order Schedule. In the case of any conflict between an Order Schedule and this Agreement, the terms of the Order Schedule will take precedence.

(h)      English is the governing language of this Agreement and all communications and proceedings relating to this Agreement shall be conducted in English.

(i)      Except as expressly set forth in this Agreement, there are no third-party beneficiaries under this Agreement.

(j)      This Agreement, the Order Schedules, and all Addenda, exhibits, schedules and appendices hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof; provided that this Agreement, et al~~.~~, do not supersede the Partnership Agreement or the Sub-Advisory, each of which remains in full force and effect in accordance with its terms, as such may be amended from time to time. For the avoidance of doubt, this Agreement supersedes the Superseded Agreement. Any amendment to this Agreement (including any Order Schedule) must be in writing and executed by each Party to be valid.

[Signature Page Follows]

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IN WITNESS WHEREOF, authorized persons representing each Party have executed this Agreement as of the Effective Date.

EMPOWERED FUNDS, LLC	ALPHA ARCHITECT ETF TRUST

By: /s/ Patrick Cleary	By: /s/ Wesley R. Gray
Name: Patrick Cleary	Name: Wesley R. Gray
Title: Managing Member	Title: President

UPHOLDINGS GROUP LLC

By: /s/ Robert Cantwell
Name: Robert Cantwell
Title: Executive Managing Member

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Schedule 1

(January 20, 2021)

Relating to the Amended and Restated License Agreement dated as of January 20, 2021 entered into between Upholdings Group LLC, Empowered Funds, LLC, and the Alpha Architect ETF Trust (“License Agreement”)

. In the event of a conflict between the terms and conditions set forth in the License Agreement and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.

1.       Licensed Marks

No.:	Trademark	Trademark owner	Registration or Serial No.	Licensed?
1.	UPHOLDINGS®	Upholdings Group LLC	5899072	Y
2.	Compound KingsTM	Upholdings Group LLC	90060204	Y

*Licensor’s rights under “Compound Kings” derive from common law

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